Exhibit 10.11

EXECUTION COPY

AMENDMENT TO

EMPLOYMENT AGREEMENT

The Amendment to the Employment Agreement (the “Amendment”), dated as of December 21, 2007 (the “Effective Date”) between NewPage Corporation (the “Company”) and George F. Martin (the “Executive”).

WHEREAS, the Company and the Executive entered into the Employment Agreement dated as of May 2, 2005 (the “Agreement”) and

WHEREAS, the Company and the Executive now desire to amend the Agreement in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in connection with the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Section 10(IV) of the Agreement is hereby deleted in its entirety and replaced with the following provision:

an amount equal to two (2) times Base Salary minus an amount equal to the original purchase price paid for the Paper Class A Common Percentage Interests pursuant to the terms of the Executive Purchase Agreement between the Executive and Maple Timber Acquisition LLC (“MTA”), dated as of May 2, 2005 (the “EPA”); provided that if such termination without Cause or with Good Reason is within 12 months following the acquisition by NewPage Holding Corporation or its subsidiaries of the stock or assets of a business enterprise of at least substantially the same revenues and total assets as NewPage Holding Corporation and its subsidiaries on a consolidated basis (for the avoidance of doubt, such a business enterprise shall include one of the four (4) leading coated paper companies other than the Company), the amount shall be equal to three (3) times Base Salary minus an amount equal to the original purchase price paid for the Paper Class A Common Percentage Interests pursuant to the terms of the EPA; provided, further that, if at the time of a termination of employment without Cause or with Good Reason, the aggregate “fair market value” of the shares of common stock, par value $.01 per share, of NewPage Group Inc. (the “Exchange Shares”) issued as a distribution in respect of the Executive’s Paper Class A Common Percentage Interests in MTA being repurchased from the Executive is less than the aggregate original purchase price paid by the Executive for such Paper Class A Common Percentage Interests, the Executive shall receive an additional cash payment equal to the difference between (i) the aggregate original purchase price paid for such Paper Class A Common Percentage Interests by the Executive and (ii) the aggregate “fair market value” of such Exchange Shares at the time of the termination without Cause or with Good Reason;

2.	Defined terms used herein and not otherwise defined shall have meanings given them in the Agreement.

3.	This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which counterparts collectively shall constitute one and the same instrument.

4.	This Amendment may be executed by facsimile and the facsimile execution pages will be binding upon the executing party to the same extent as the original executed pages. The executing party shall provide originals of the facsimile execution pages for insertion into the Amendment in place of the facsimile pages.

5.	Except as amended hereby, all of the terms and conditions of the Agreement are hereby ratified and confirmed, and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed the Amendment as of the date above written.

NEWPAGE CORPORATION		EXECUTIVE

By:	/s/ Douglas K. Cooper	Signature:	/s/ George F. Martin
Name:	Douglas K. Cooper	Name:	George F. Martin
Title:	Vice President, General Counsel and Secretary

Amendment to Employment Agreement

Signature Page